Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q4 AND FULL YEAR RESULTS

Q4 NET SALES, GROSS MARGIN AND CASH FLOW EXCEED OUTLOOK

FULL YEAR NET SALES +5.1% (+4.4% ORGANIC SALES GROWTH)

2020 ADJUSTED EPS OUTLOOK: $2.64-$2.69 +7-9%¹

ANNOUNCES 5.5% DIVIDEND INCREASE

2019 Fourth Quarter Results	2019 Full Year Results
•Sales growth +6.5%; Domestic +6.3%, Int’l +10.1%	•Sales growth +5.1%; Organic +4.4%
•Organic sales +4.4%: Domestic +3.5%, Int’l +10.6% •Gross Margin +170 bps. to 45.8% •EPS growth +1.8%; Adjusted -3.5%	•Gross Margin: +110 bps. •2019 EPS: $2.44 (+7.5%), Adjusted $2.47 (+8.8%)[2] •Cash from operations $864.5 million, +13.2%

EWING, NJ, JANUARY 31, 2020 – Church & Dwight Co., Inc. (NYSE: CHD) today announced reported full year 2019 EPS increased 7.5% from $2.27 to $2.44 per share.  Adjusted EPS grew 8.8% to $2.47, meeting the Company’s outlook.²

Full year net sales grew 5.1% to $4,357.7 million.  Organic sales grew 4.4% exceeding the Company’s outlook of approximately 4% driven by positive product mix and pricing of 3.4% and by a volume increase of 1.0%.

Reported Q4 net sales were $1,144.2 million, a $69.8 million or 6.5% increase.  Organic sales growth of 4.4% exceeded the Company’s outlook of 3.0% driven by volume growth of 2.4% and positive price and product mix of 2.0%.  Reported EPS is $0.58 per share, a 1.8% increase.  Adjusted EPS, which excludes the FLAWLESS® acquisition earn-out adjustment, declined 3.5% to $0.55 per share exceeding the Company’s $0.54 outlook, reflecting incremental marketing spending and higher levels of SG&A investment.  Revenue growth, gross margin, earnings, the effective tax rate, and cash generation were all better than expected.

Matthew Farrell, Chief Executive Officer, commented, “Q4 was another outstanding quarter for Church & Dwight.  Q4 sales growth of 6.5% and organic sales growth of 4.4% were exceptionally strong and exceeded our outlook.  Consumer Domestic volume turned positive in Q4, a very encouraging sign after early 2019 price increases had slowed volume gains.  Our categories continue to grow, and our market shares are healthy.  In the domestic business, 10 out of 12 power brands met or exceeded category growth in full year 2019.  The Consumer Domestic business was exceptionally strong posting both positive volume and price/mix growth in Q4.  The International business continues to deliver stellar results with reported sales growth of 10.1%.  Our strong earnings enabled us to make investments in Q4 to continue our momentum into 2020.”

“Looking ahead, we have compelling new product launches in 2020, including a new ARM & HAMMER® laundry detergent called CLEAN & SIMPLE™ with only 6 ingredients plus water.  We expect this launch to drive volume and organic sales growth.  The investments in our International business continue to pay off, particularly in our Global Markets Group and our Asia Pacific partnerships and we anticipate another strong year in 2020.  Our SPD business hit an inflection point in Q4 with positive organic growth driven by the recovery of milk prices.  We are expecting high growth in 2020 from our recent acquisitions.  WATERPIK® just completed a strong year of organic growth with record earnings.  We expect WATERPIK to deliver high single digit sales growth in 2020.  FLAWLESS® (proforma as if we had owned it for the last 12 months) had full year sales of $186 million (slightly lower than our proforma $191 million outlook) and has an exciting pipeline of new products and distribution opportunities both domestically and internationally.  We expect approximately 15% sales growth from FLAWLESS in 2020.  Our categories are strong, our businesses are performing well, and we are entering 2020 with momentum.”

Fourth Quarter Review

Consumer Domestic net sales were $870.8 million, a $51.3 million or 6.3% increase driven by household and personal care sales growth and acquisitions.  Organic sales increased 3.5% due to higher volume (+0.9%) and positive price and product mix (+2.6%).  Organic sales growth was led by WATERPIK oral care products, ARM & HAMMER liquid laundry detergent, VITAFUSION® gummy vitamins, and OXICLEAN® stain fighters.

Consumer International net sales were $196.6 million, an $18.0 million or a 10.1% increase driven by the Global Markets Group, broad-based household and personal care growth, and acquisitions.  Organic sales increased 10.6% due to higher volume (+9.9%) and positive price and product mix (+0.7%).  Organic sales were driven primarily by BATISTE® dry shampoo and the STERIMAR® brand in the Global Markets Group, ARM & HAMMER clumping cat litter and liquid laundry detergent in Canada, BATISTE in Germany, ARM & HAMMER liquid laundry detergent in Mexico, and WATERPIK in several countries.

Specialty Products net sales were $76.8 million, a $0.5 million or 0.7% increase.  Organic sales increased 0.7% due to higher volume (+1.5%) offset by lower pricing (-0.8%).  Demand for our products continues to grow in the poultry industry.  Demand in the dairy industry improved with rising milk prices.

Gross margin increased 170 basis points to 45.8% due to higher pricing, productivity, and acquisition accounting (40 bps).

Marketing expense was $162.6 million, an increase of $36.2 million or 28.6%.  Marketing expense as a percentage of net sales increased 240 basis points to 14.2%.  Q4 was the highest quarter of the year for marketing spending.

Selling, general, and administrative expense (SG&A) was $166.2 million or 14.5% of net sales on a reported basis, a 10 basis point increase.  Adjusted SG&A increased 70 basis points primarily due to acquisition impact, higher investments in R&D, predictive analytics, sustainability, and our Asian Partnerships.²

Income from Operations was $195.2 million or 17.1% of net sales.

Other Expense of $18.6 million declined slightly due to lower interest expense resulting from lower average debt outstanding.

The effective tax rate was 18.7% compared to 18.9% in 2018, a decrease of 20 basis points.  The full year rate was 20.4%.

Operating Cash Flow

For the full year 2019, cash from operating activities increased 13.2% to $864.5 million, a $100.9 million increase from the prior year due to higher cash earnings and a larger decrease in working capital.  Capital expenditures for the full year were $73.7 million, a $13.3 million increase from the prior year.

At December 31, 2019, cash on hand was $155.7 million, while total debt was $2,063.1 million.

5.5% Dividend Increase

The Company’s Board of Directors declared a 5.5% increase in the regular quarterly dividend from $0.2275 to $0.24 per share, equivalent to an annual dividend of $0.96 per share.  This raises the annual dividend payout from $224 million to approximately $237 million.  The quarterly dividend will be payable March 2, 2020 to stockholders of record at the close of business on February 14, 2020.  This is the 24th consecutive year in which the Company has increased the dividend.  The Company has paid a regular consecutive quarterly dividend for 119 years.

Mr. Farrell commented, “This action reflects the Company’s desire for stockholders to benefit from our strong cash generation and is an indication of our confidence in the continuation of the Company’s strong performance.  The Company expects to continue to generate significant cash flow.  Our robust cash flow enables us to return cash to our stockholders while maintaining significant financial flexibility to continue to pursue acquisitions.”

2020 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we are pleased to announce 2020 new product launches in several categories.

“In the household products portfolio, we are launching what we believe is a significant innovation.  We are introducing an ARM & HAMMER laundry detergent called CLEAN & SIMPLE which has only 6 ingredients plus water.  It is on trend with the consumers’ desire for ’better for me’ products, which are simple, efficient and have fewer ingredients.  ARM & HAMMER CLEAN & SIMPLE has 6 ingredients compared to 15 to 30 ingredients for the typical liquid detergent with no compromise on efficacy, and as powerful as our bestselling consumer favorite – ARM & HAMMER with OXICLEAN.

“In the personal care portfolio, BATISTE is launching a line of waterless cleansing foam for normal, dry, and curly hair.  The weightless foam dries in 60 seconds and delivers an instant refresh for hair that looks revived, feels soft and smells amazing.  We have launched TROJAN G SPOT™ condom featuring a unique shape for targeted stimulation.  FLAWLESS launched NU RAZOR™, a waterless whole-body hair removal product for women to use anywhere, anytime.  We are introducing WATERPIK WATER FOR WELLNESS™ showerheads across the power pulse product line, incorporating our clinically proven and FDA registered therapeutic technology.  WATERPIK is also in the second year of the SONIC FUSION® launch, the world’s first flossing toothbrush combining the convenience of a sonic toothbrush with a water flosser in a single device.”

Outlook for 2020

Mr. Farrell stated, “We expect 2020 to be another strong year with adjusted EPS of $2.64 to $2.69, an increase of 7-9%, driven by operating income growth.¹  This reflects continued strong business performance in-line with our Evergreen model.”

Mr. Farrell continued, “We expect full year 2020 reported sales growth to be approximately 6.5% and organic sales growth to be approximately 3.5%, reflecting strength in all three of our businesses with exciting new product introductions.3  Our strong 4% second-half 2019 organic sales run rate is expected to improve 50 basis points due to the growth of the FLAWLESS brand, offset by a 100 basis point reduction of organic sales as we continue to reduce promotions on OXICLEAN laundry and begin to exit our low margin private label vitamin business.

“We expect full year reported gross margin to be up 10 basis points, but up 50 basis points when excluding the impact of acquisition accounting.  We expect full year marketing spending to increase 10 basis points as we invest in our ARM & HAMMER “More Power to You”™ campaign and our ARM & HAMMER CLEAN & SIMPLE detergent launch.  We expect to leverage SG&A 10 basis points.  We expect adjusted operating profit margin expansion to be in-line with our Evergreen model of +50 basis points, excluding the impact of acquisition accounting driven by gross margin expansion and SG&A leverage.  The 2020 effective tax rate is expected to be approximately 21%, including a one-time international tax benefit.  Cash flow from operations is expected to be approximately $890 million.  We continue to aggressively pursue accretive acquisitions that meet our strict criteria.

“For Q1, we expect reported sales growth of approximately 6.5%, organic sales growth of approximately 3.0%, gross margin expansion, and adjusted EPS to be $0.73 per share, a 4% increase over last year’s Q1 EPS, which excludes the earn-out adjustment from our acquisition of the FLAWLESS business¹.  Our Q1 EPS outlook includes higher marketing versus year ago to support our new product launches.”

¹This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS, the most directly comparable GAAP financial measure, expected for 2020 or for the first quarter of 2020, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

²Fourth quarter excludes a $0.03 positive impact to adjusted EPS from the FLAWLESS acquisition earn-out adjustment.  Full year excludes $0.02 positive impact from an earn-out reversal from the acquisition of Passport Food Safety Solutions, Inc., $0.03 negative impact from the loss on the sale of the consumer Brazil business, and $0.02 negative impact from the FLAWLESS acquisition earn-out estimate.

3For the period May through October 2019, the sales and expenses of FLAWLESS were combined and included in reported sales.  For purposes of calculating 2020 organic sales growth, we will be comparing 2020 sales to 2019 sales.

Church & Dwight Co., Inc. will host a conference call to discuss fourth quarter and full year 2019 earnings results on January 31, 2020 at 1:00 pm (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 9968923.  A replay will be available at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, and FLAWLESS®.  These twelve key brands represent approximately 85% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  Church & Dwight is notably ranked in the 2019 Barron’s 100 Most Sustainable Companies and on the EPA’s Green Power Partnership Top 100 List of Green Power Users.

For more information, see the Church & Dwight 2018 Sustainability Report at:

https://churchdwight.com/pdf/Sustainability/2018-Sustainability-Report.pdf.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2019	2018	2019	2018
Net Sales	$1,144.2	$1,074.4	$4,357.7	$4,145.9
Cost of sales	620.2	600.1	2,373.7	2,305.1
Gross Profit	524.0	474.3	1,984.0	1,840.8
Marketing expenses	162.6	126.4	515.0	483.2
Selling, general and administrative expenses	166.2	154.5	628.8	565.9
Income from Operations	195.2	193.4	840.2	791.7
Equity in earnings of affiliates	1.1	2.2	6.6	9.2
Other income (expense), net	(18.6)	(19.5)	(73.1)	(81.4)
Income before Income Taxes	177.7	176.1	773.7	719.5
Income taxes	33.3	33.3	157.8	150.9
Net Income	$144.4	$142.8	$615.9	$568.6
Net Income per share - Basic	$0.59	$0.58	$2.50	$2.32
Net Income per share - Diluted	$0.58	$0.57	$2.44	$2.27
Dividends per share	$0.23	$0.22	$0.91	$0.87
Weighted average shares outstanding - Basic	245.3	246.6	246.2	245.5
Weighted average shares outstanding - Diluted	250.8	252.5	252.1	250.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2019	Dec. 31, 2018
Assets
Current Assets
Cash and Cash Equivalents	$155.7	$316.7
Accounts Receivable	356.4	345.3
Inventories	417.4	382.8
Other Current Assets	26.9	33.4
Total Current Assets	956.4	1,078.2
Property, Plant and Equipment (Net)	573.0	598.2
Equity Investment in Affiliates	9.7	8.5
Trade names and Other Intangibles	2,750.0	2,274.0
Goodwill	2,079.5	1,992.9
Other Long-Term Assets	288.8	117.4
Total Assets	$6,657.4	$6,069.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$252.9	$1.8
Current portion of Long-Term debt	-	596.5
Other Current Liabilities	839.4	728.0
Total Current Liabilities	1,092.3	1,326.3
Long-Term Debt	1,810.2	1,508.8
Other Long-Term Liabilities	1,087.1	780.3
Stockholders’ Equity	2,667.8	2,453.8
Total Liabilities and Stockholders’ Equity	$6,657.4	$6,069.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2019	2018

Net Income	$615.9	$568.6

Depreciation and amortization	176.4	141.1
Deferred income taxes	5.6	11.1
Non-cash compensation	20.8	23.3
Other	12.6	5.5
Subtotal	831.3	749.6

Changes in assets and liabilities:
Accounts receivable	(9.2)	(3.4)
Inventories	(33.8)	(55.1)
Other current assets	4.9	18.9
Accounts payable and accrued expenses	72.8	54.9
Income taxes payable	3.4	(6.1)
Other	(4.9)	4.8
Net cash from operating activities	864.5	763.6

Capital expenditures	(73.7)	(60.4)
Acquisition	(475.0)	(49.8)
Other	(4.8)	(1.9)
Net cash (used in) investing activities	(553.5)	(112.1)

Net change in long-term debt	(300.0)	-
Net change in short-term debt	251.0	(268.8)
Payment of cash dividends	(224.1)	(213.3)
Proceeds from stock option exercises	52.8	76.6
Purchase of treasury stock	(250.0)	(200.0)
Deferred financing and other	(2.6)	(3.5)
Net cash (used in) financing activities	(472.9)	(609.0)

F/X impact on cash	0.9	(4.7)

Net change in cash and cash equivalents	$(161.0)	$37.8

2019 and 2018 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2019	12/31/2018	Change
Household Products	$450.6	$433.7	3.9%
Personal Care Products	420.2	385.8	8.9%
Consumer Domestic	$870.8	$819.5	6.3%
Consumer International	196.6	178.6	10.1%
Total Consumer Net Sales	$1,067.4	$998.1	6.9%
Specialty Products Division	76.8	76.3	0.7%
Total Net Sales	$1,144.2	$1,074.4	6.5%

	Twelve Months Ended		Percent
	12/31/2019	12/31/2018	Change
Household Products	$1,821.7	$1,725.5	5.6%
Personal Care Products	1,480.9	1,404.4	5.4%
Consumer Domestic	$3,302.6	$3,129.9	5.5%
Consumer International	756.3	709.5	6.6%
Total Consumer Net Sales	$4,058.9	$3,839.4	5.7%
Specialty Products Division	298.8	306.5	-2.5%
Total Net Sales	$4,357.7	$4,145.9	5.1%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin excluding the effect of FLAWLESS acquisition.  We believe that excluding these charges from gross margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted SG&A Expense:

This press release presents information regarding adjusted SG&A excluding the adjustment to the FLAWLESS acquisition earn-out estimate.  We believe that this metric enhances investors’ understanding of the Company’s year over year expenses by excluding certain significant one-time items.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.  Adjusted 2019 EPS excludes the earn-out reversal from the PASSPORT® acquisition, the FLAWLESS acquisition earn-out adjustments, and the loss on the sale of the consumer Brazil business.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2019

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	6.5%	6.9%	6.3%	10.1%	0.7%
Less:
Acquisitions	2.5%	2.6%	2.8%	1.4%	0.0%
Add:
FX / Other	0.1%	0.1%	0.0%	0.3%	0.0%
Divestitures	0.3%	0.3%	0.0%	1.6%	0.0%

Organic Sales Growth	4.4%	4.7%	3.5%	10.6%	0.7%

	Twelve Months Ended 12/31/2019

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	5.1%	5.7%	5.5%	6.6%	-2.5%
Less:
Acquisitions	1.2%	1.4%	1.5%	1.0%	0.8%
Add:
FX / Other	0.5%	0.6%	0.0%	3.2%	0.0%
Divestitures	0.0%	0.1%	0.0%	0.4%	0.0%

Organic Sales Growth	4.4%	5.0%	4.0%	9.2%	-3.3%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended December 31, 2019		For the quarter ended December 31, 2018		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$166.2	14.5%	$154.5	14.4%	10	bps
Flawless Earn-Out Adjustment	$7.0	0.6%			60	bps
SG&A - Adjusted (non-GAAP)	$173.2	15.1%	$154.5	14.4%	70	bps

	For the quarter ended December 31, 2019		For the quarter ended December 31, 2018		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.58		$0.57		1.8%
Flawless Earn-Out Adjustment	$(0.03)				-5.3%
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.55		$0.57		-3.5%

	For the year ended December 31, 2019		For the year ended December 31, 2018		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$2.44		$2.27		7.5%
Passport Earn-Out Reversal	(0.02)
Brazil Loss on Sale	0.03
Flawless Earn-Out Adjustment	0.02
Diluted Earnings Per Share - Adjusted (non-GAAP)	$2.47		$2.27		8.8%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	March 31, 2020	December 31, 2020
Reported Sales Growth	6.5%	6.0%
Less: Acquisition	-3.9%	-2.8%
Add: FX / Other	0.4%	0.3%

Organic Sales Growth	3.0%	3.5%